Exhibit 4.4
                                  AMENDMENT TO
                               FORD MOTOR COMPANY
                           DEFERRED COMPENSATION PLAN
                        (Effective as of October 1, 1997)



Paragraph (n) of Section 2 is amended to read as follows:

     "(n) The term 'subsidiary' shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or
     (ii) any limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company."